THE BANK OF NEW YORK MELLON

NEW YORK'S FIRST BANK – FOUNDED 1784 BY ALEXANDER HAMILTON

101 BARCLAY STREET, NEW YORK, N.Y. 10286

______________, 2008

Imagi International Holdings Limited

23rd Floor, Eight Commercial Tower

8 Sun Yip Street, Shai Wan

Hong Kong

Re:

Deposit Agreement (the "Deposit Agreement") substantially in the form of that filed as an exhibit to the Form F-6 Registration Statement filed with the Securities and Exchange Commission on _________, 2008, by and among Imagi International Holdings Limited, The Bank of New York Mellon, as Depositary, and the Holders of American Depositary Receipts.

Dear Sirs:

We refer to the Deposit Agreement.  Capitalized terms defined in the Deposit Agreement and not otherwise defined herein are used herein as defined in the Deposit Agreement.

We hereby confirm that we shall not deliver Shares prior to the receipt and cancellation by us of American Depositary Receipts for Shares.

We hereby confirm that, without the prior consent of the Issuer, (i) we will not, on the record date for any dividend or other distribution with respect to Shares,

(a)

issue American Depositary Receipts prior to the receipt by us, the Custodian or our nominees of corresponding Shares (a "Pre-Release") or

(b)

permit any Pre-Release to remain outstanding at any time on such date except pursuant to agreements containing covenants, representations or warranties substantively to the effect of Sections 3(a), 4, 7(a) and 14 of the ADR Pre-Release Agreement attached hereto (or, in lieu of Section 14, covenants that authorize those provisions of the ADR Pre-Release Agreement which are substantively to the effect of Section 4 to inure to the benefit of the Issuer to the extent of any damages suffered by the Issuer as a result of a breach thereof by the counterparty to ADR Pre-Release Agreement) and (ii) we will undertake a Pre-Release only pursuant to written agreements that meet the requirements of Section 1058(b) of the United States Internal Revenue Code of 1986, as amended.

Very truly yours,

The Bank of New York Mellon,

  As Depositary

By:

Name:

Title: